Exhibit 99.1

September 26, 2005

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer and Vice Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

Community Bancorp Closes $20 Million Trust Preferred Private Placement

Las Vegas, NV—September 26, 2005—Community Bancorp (NASDAQ: CBON) announced today that it has closed a $20 million private placement of trust-preferred securities. The underlying capital securities mature December 15, 2035, and are callable at par after seven years. The securities pay cash distributions at a per annum rate of 5.94% until September 15, 2012, after which they will reset quarterly at the three month LIBOR plus 1.37%.

Edward M. Jamison, President and CEO, stated, “The proceeds from this offering will provide the capital necessary to continue to grow organically and fund market opportunities.”

Community Bancorp (headquartered in Las Vegas, Nevada) strives to be a high performing bank holding company for the long-term benefit of its shareholders, customers and employees. The Company, through its principal subsidiary, Community Bank of Nevada, implements its strategy by focusing on meeting the commercial banking needs associated with the population and economic growth of the greater Las Vegas area and by combining outstanding service, competitive financial products, local expertise and advanced technology to best serve the needs of its customers. Founded in 1995, Community Bank of Nevada offers full-service community banking through 9 branches, in the City of Las Vegas, Henderson and unincorporated Clark County, Nevada. The Company consistently ranks among the top performing banks in the State of Nevada and western region. For further information on the Company, please visit our web site at www.communitybanknv.com

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

#    #    #